SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C.  20549

Form 8-K
Current Report Pursuant to Section 13 or 15(d) of The Securities Act of 1934

Date of Report (date of earliest event reported): September 8, 1997

Mallon Resources Corporation
(exact name of registrant as specified in its charter)

     Colorado                   0-17267              84-1095959
(State or other              (Commission           (I.R.S. Employer
jurisdiction                 File Number)         Identification No.)
of incorporation)

999 18th Street, Suite 1700, Denver, Colorado              80202
(address of principal executive offices)                 (zip code)

Registrant's telephone number, including area code:  (303) 293-2333 not applicable
(former name or former address, if changed since last report)


Item 5.  Other Events

Mallon Resources Corporation (the "Company") issued the following press release, dated September 8, 1997, the text of which follows:

     Mallon Resources Corporation today reported that it has completed a third significant natural gas well on its East Blanco Field acreage block in the San Juan Basin of New Mexico. The well, the Jicarilla 30-3-28 #1, tested in the Ojo Alamo formation at 3,150 feet at a rate of approximately 800 mcf per day. Mallon has a 100% working interest in the well. This well and two earlier reported wells are believed to be the first commercially productive Ojo Alamo wells in the San Juan Basin. The new well, which is located in excess of four miles from the earlier wells, is producing from the same reservoir. Based on these three Ojo Alamo completions, Mallon believes that a substantial portion of its 21,000 acre East Blanco Field acreage block may be productive from the Ojo Alamo. It has identified 80 prospective drilling locations.

     Based on the data currently available, Mallon plans to recomplete 10 other existing East Blanco Field wells in the Ojo Alamo formation, and drill at least five new wells to the Ojo Alamo. Mallon expects that as its development work proceeds, additional development targets within its acreage block will be identified.

     Kevin Fitzgerald, President of Mallon Oil Company, said, "Our technical staff estimates that each of our three Ojo Alamo wells contains between two and three billion cubic feet of gas in place. Based on test data available to date, it appears that gas recoveries from these wells will be in the 75% to 85% range. We are targeting similar levels of reserves in our recompletion and drilling targets. We also expect to enhance the production rates of our existing and future Ojo Alamo wells by the use of hydraulic fracturing and alternative completion techniques."

     Mallon's recompletion program is already underway, and should proceed at a pace of approximately three wells per month. The final details of a hydraulic fracturing program are being planned, and those projects will begin shortly. The new drilling will commence as soon as permits are approved. Drilling and recompletion costs in this area are relatively low, which enhances project economics.

     George Mallon, Chairman of the Company, said, "We are very excited by the development potential of this Ojo Alamo play. We control and operate approximately 21,000 acres in the East Blanco Field, with an average working interest of approximately 76%. If our Ojo Alamo drilling and recompletion programs prove to be as successful as forecast, this new field will have a substantial impact on our gas production and reserves."

     Mallon also reported that in 1997 it has drilled 17 wells and recompleted four wells in the Delaware Basin, and drilled one well and recompleted six gas wells in the San Juan Basin.

     George Mallon said, "In addition to our Ojo Alamo play in the San Juan Basin, we are very encouraged by our first results in the Delaware Basin's White City Field, where we have drilled four oil wells this summer. We are still testing these wells, and it appears that they will all be producers. Our acreage position in this area is such that we plan to drill another seven or eight wells in this field by year end."

     Mallon Resources Corporation is a Denver, Colorado, based oil and gas exploration and production company operating primarily in the Delaware and San Juan Basins of New Mexico. Mallon's Common Stock is quoted on the Nasdaq National Market tier of the Nasdaq Stock Market under the symbol "MLRC."


                               Signatures

     Pursuant to the requirements of the Securities Exchange act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                               Mallon Resources Corporation



September 10, 1997            ___/s/ Roy K. Ross_______________
                               Roy K. Ross, Executive Vice President